Exhibit 99.1

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

•	Fourth quarter and full year 2024 diluted EPS of $1.22 and $8.46, respectively.

•	Fourth quarter and full year 2024 net sales of $7.08 billion and $30.73 billion, respectively.

•	Fourth quarter and full year 2024 net earnings before noncontrolling interests of $345 million and $2.32 billion, respectively; EBITDA of $751 million and $4.37 billion, respectively.

CHARLOTTE, N.C. – January 27, 2025—Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $287 million, or $1.22 per diluted share, for the fourth quarter of 2024. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $250 million, or $1.05 per diluted share, for the third quarter of 2024. Excluding non-cash impairment charges taken during the quarter, Nucor’s third quarter of 2024 adjusted net earnings attributable to Nucor stockholders were $353 million, or $1.49 per diluted share.

Nucor reported consolidated net earnings attributable to Nucor stockholders of $785 million, or $3.16 per diluted share, for the fourth quarter of 2023.

For the full year 2024, Nucor reported consolidated net earnings attributable to Nucor stockholders of $2.03 billion, or $8.46 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $4.53 billion, or $18.00 per diluted share, in 2023.

“I want to thank our teammates for making 2024 the safest year in Nucor history, during an active year of construction projects and ramp-ups that are advancing our growth strategy,” said Leon Topalian, Chair, President, and Chief Executive Officer. “While steel demand softened throughout 2024, market conditions are starting to improve and should gain momentum as we work our way into 2025. The U.S. economy is still on the front end of several steel-intensive megatrends and as America’s largest and most diversified steel producer, Nucor is well positioned to supply those needs.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2024 and 2023 were as follows (in millions):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Steel mills	$169	$588	$2,226	$3,712
Steel products	329	656	1,596	3,444
Raw materials	57	(14)	40	254
Corporate/eliminations	(165)	(152)	(960)	(1,137)

	$390	$1,078	$2,902	$6,273

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Financial Review

Nucor’s consolidated net sales decreased 5% to $7.08 billion in the fourth quarter of 2024 compared with $7.44 billion in the third quarter of 2024 and decreased 8% compared with $7.71 billion in the fourth quarter of 2023. Average sales price per ton in the fourth quarter of 2024 decreased 3% compared with the third quarter of 2024 and decreased 10% compared with the fourth quarter of 2023. Approximately 6,058,000 tons were shipped to outside customers in the fourth quarter of 2024, a 2% decrease from the third quarter of 2024 and a 2% increase from the fourth quarter of 2023. Total steel mill shipments in the fourth quarter of 2024 decreased 1% compared to the third quarter of 2024 and increased 2% compared to the fourth quarter of 2023. Steel mill shipments to internal customers represented 19% of total steel mill shipments in the fourth quarter of 2024, which was unchanged from the third quarter of 2024 and decreased from 20% in the fourth quarter of 2023. Downstream steel product shipments to outside customers in the fourth quarter of 2024 decreased 4% from the third quarter of 2024 and the fourth quarter of 2023.

For the full year 2024, Nucor’s consolidated net sales of $30.73 billion decreased 11% compared with consolidated net sales of $34.71 billion reported for the full year 2023. Total tons shipped to outside customers in 2024 were approximately 24,767,000 tons, a decrease of 2% from 2023, while the average sales price per ton in 2024 decreased 10% from 2023.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2024 was $381, a 1% increase compared to $378 in the third quarter of 2024 and a 4% decrease compared to $397 in the fourth quarter of 2023. The average scrap and scrap substitute cost per gross ton used in the full year 2024 was $394, a 6% decrease compared to $421 in the full year 2023.

Pre-tax, pre-operating and start-up costs related to the Company’s growth projects were approximately $164 million, or $0.53 per diluted share, in the fourth quarter of 2024, compared with approximately $168 million, or $0.54 per diluted share, in the third quarter of 2024 and approximately $127 million, or $0.39 per diluted share, in the fourth quarter of 2023.

In the full year 2024, pre-tax, pre-operating and start-up costs related to the Company’s growth projects were approximately $594 million, or $1.89 per diluted share, compared with approximately $400 million, or $1.21 per diluted share, in the full year 2023.

Overall operating rates at the Company’s steel mills were 74% in the fourth quarter of 2024 as compared to 75% in the third quarter of 2024 and 74% in the fourth quarter of 2023. Operating rates for the full year 2024 decreased to 76% as compared to 78% for the full year 2023.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Financial Strength

At the end of the fourth quarter of 2024, Nucor had $4.14 billion in cash and cash equivalents and short-term investments on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and a positive outlook at Moody’s.

Commitment to Returning Capital to Stockholders

On December 11, 2024, Nucor’s Board of Directors declared a cash dividend of $0.55 per share. This cash dividend is payable on February 11, 2025 to stockholders of record as of December 31, 2024 and is Nucor’s 207th consecutive quarterly cash dividend. Nucor has increased its regular, or base, dividend for 52 consecutive years – every year since it first began paying dividends in 1973.

During the fourth quarter of 2024, Nucor repurchased approximately 2.1 million shares of its common stock at an average price of $149.81 per share (approximately 13.1 million shares during the full year 2024 at an average price of $168.75 per share). As of December 31, 2024, Nucor had approximately $1.11 billion remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

For the full year 2024, Nucor returned approximately $2.74 billion to stockholders in the form of share repurchases and dividend payments.

Fourth Quarter of 2024 Analysis

Earnings in the steel mills segment decreased in the fourth quarter of 2024 as compared to the third quarter of 2024 due to lower average selling prices and decreased volumes. Earnings in the steel products segment decreased in the fourth quarter of 2024 as compared to the third quarter of 2024 (excluding the impairment charge taken during the third quarter of 2024) due to decreased volumes and lower average selling prices. Earnings in the raw materials segment increased in the fourth quarter of 2024 as compared to the third quarter of 2024 (excluding the impairment charge taken during the third quarter of 2024). Lower corporate, administrative and tax expenses positively impacted fourth quarter net earnings.

First Quarter of 2025 Outlook

We expect earnings in the steel mills and steel products segments to be similar in the first quarter of 2025 as compared to the fourth quarter of 2024. Earnings in the raw materials segment are expected to decrease in the first quarter of 2025 relative to the fourth quarter of 2024. We expect higher corporate, administrative and tax impacts in the first quarter of 2025 than realized in the fourth quarter of 2024 which may result in lower net earnings overall.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Earnings Conference Call

An earnings call is scheduled for January 28, 2025 at 10:00 a.m. Eastern Time to review Nucor’s fourth quarter and full year 2024 financial results and business update. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

Nucor uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted earnings per diluted share. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; losses and impairments of assets; depreciation; and amortization. We define adjusted net earnings attributable to Nucor stockholders as net earnings attributable to Nucor stockholders adding back losses and impairments of assets, net of tax. We define adjusted earnings per diluted share as earnings per diluted share adding back the per diluted share impact of losses and impairments of assets, net of tax. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measures of EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted earnings per diluted share in this news release because it considers them to be important supplemental measures of performance. Management believes that these non-GAAP financial measures provide additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	December 31, 2024	December 31, 2023	Percent Change	December 31, 2024	December 31, 2023	Percent Change
Steel mills total shipments:
Sheet	2,714	2,675	1%	11,394	11,003	4%
Bars	1,887	1,901	-1%	7,730	8,193	-6%
Structural	508	542	-6%	2,063	2,113	-2%
Plate	502	373	35%	1,797	1,807	-1%
Other	39	22	77%	142	157	-10%

	5,650	5,513	2%	23,126	23,273	-1%

Sales tons to outside customers:
Steel mills	4,580	4,396	4%	18,480	18,552	—
Joist	99	106	-7%	391	510	-23%
Deck	79	91	-13%	321	401	-20%
Rebar fabrication products	239	251	-5%	1,020	1,169	-13%
Tubular products	221	212	4%	856	949	-10%
Building systems	57	63	-10%	238	248	-4%
Other steel products	273	288	-5%	1,192	1,209	-1%
Raw materials	510	527	-3%	2,269	2,167	5%

	6,058	5,934	2%	24,767	25,205	-2%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In millions, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Net sales	$7,076	$7,705	$30,734	$34,714

Costs, expenses and other:
Cost of products sold	6,449	6,311	26,632	26,899
Marketing, administrative and other expenses	240	355	1,123	1,585
Equity in (earnings) losses of unconsolidated affiliates	(6)	(9)	(30)	(13)
Losses and impairments of assets	—	—	137	—
Interest (income) expense, net	3	(30)	(30)	(30)

	6,686	6,627	27,832	28,441
Earnings before income taxes and noncontrolling interests	390	1,078	2,902	6,273
Provision for income taxes	45	205	583	1,360

Net earnings before noncontrolling interests	345	873	2,319	4,913
Earnings attributable to noncontrolling interests	58	88	292	388

Net earnings attributable to Nucor stockholders	$287	$785	$2,027	$4,525

Net earnings per share:
Basic	$1.22	$3.17	$8.47	$18.05
Diluted	$1.22	$3.16	$8.46	$18.00
Average shares outstanding:
Basic	234.0	246.9	238.3	249.8
Diluted	234.3	247.2	238.5	250.4

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,558	$6,383
Short-term investments	581	747
Accounts receivable, net	2,675	2,953
Inventories, net	5,106	5,578
Other current assets	555	725

Total current assets	12,475	16,386
Property, plant and equipment, net	13,243	11,050
Restricted cash and cash equivalents	—	4
Goodwill	4,288	3,969
Other intangible assets, net	3,134	3,108
Other assets	800	823

Total assets	$33,940	$35,340

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$225	$119
Current portion of long-term debt and finance lease obligations	1,042	74
Accounts payable	1,832	2,020
Salaries, wages and related accruals	903	1,326
Accrued expenses and other current liabilities	975	1,056

Total current liabilities	4,977	4,595
Long-term debt and finance lease obligations due after one year	5,683	6,649
Deferred credits and other liabilities	1,863	1,973

Total liabilities	12,523	13,217

Commitments and contingencies
Equity
Nucor stockholders’ equity:
Common stock	152	152
Additional paid-in capital	2,223	2,176
Retained earnings	30,271	28,762
Accumulated other comprehensive loss, net of income taxes	(208)	(162)
Treasury stock	(12,144)	(9,988)

Total Nucor stockholders’ equity	20,294	20,940
Noncontrolling interests	1,123	1,183

Total equity	21,417	22,123

Total liabilities and equity	$33,940	$35,340

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2024	2023
Operating activities:
Net earnings before noncontrolling interests	$2,319	$4,913
Adjustments:
Depreciation	1,094	931
Amortization	262	238
Stock-based compensation	132	130
Deferred income taxes	(116)	21
Distributions from affiliates	25	34
Equity in earnings of unconsolidated affiliates	(30)	(13)
Losses and impairments of assets	137	—
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	319	664
Inventories	518	(75)
Accounts payable	(321)	361
Federal income taxes	97	188
Salaries, wages and related accruals	(385)	(291)
Other operating activities	(72)	11

Cash provided by operating activities	3,979	7,112

Investing activities:
Capital expenditures	(3,173)	(2,214)
Investment in and advances to affiliates	1	(35)
Sale of business	1	—
Disposition of plant and equipment	17	15
Acquisitions (net of cash acquired)	(758)	(71)
Purchases of investments	(1,296)	(1,472)
Proceeds from the sale of investments	1,487	1,317
Other investing activities	(13)	(36)

Cash used in investing activities	(3,734)	(2,496)

Financing activities:
Net change in short-term debt	105	(25)
Proceeds from issuance of long-term debt, net of discount	—	—
Repayment of long-term debt	(10)	(10)
Bond issuance costs	—	—
Proceeds from exercise of stock options	4	12
Payment of tax withholdings on certain stock-based compensation	(53)	(49)
Distributions to noncontrolling interests	(352)	(435)
Cash dividends	(522)	(515)
Acquisition of treasury stock	(2,217)	(1,554)
Proceeds from government incentives	—	—
Other financing activities	(13)	(17)

Cash used in financing activities	(3,058)	(2,593)

Effect of exchange rate changes on cash	(16)	3

Decrease (increase) in cash and cash equivalents and restricted cash and cash equivalents	(2,829)	2,026
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	6,387	4,361

Cash and cash equivalents and restricted cash and cash equivalents - end of year	$3,558	$6,387

Non-cash investing activity:
Change in accrued plant and equipment purchases	$115	$1

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2024

(Continued)

Non-GAAP Financial Measures
Reconciliation of EBITDA (Unaudited)
(In millions)

	Three Months (13 Weeks) Ended		12 Months (52 Weeks) Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net earnings before noncontrolling interests	$345	$873	$2,319	$4,913
Depreciation	285	250	1,094	931
Amortization	73	62	262	238
Losses and impairments of assets	—	—	137	—
Interest (income) expense, net	3	(30)	(30)	(30)
Provision for income taxes	45	205	583	1,360

EBITDA	$751	$1,360	$4,365	$7,412

Reconciliation of Adjusted net earnings attributable to Nucor stockholders (Unaudited)

(In millions, except per share data)

	Three Months (13 Weeks) Ended September 28, 2024
		Diluted EPS
Net earnings attributable to Nucor stockholders	$250	$1.05
Losses and impairments of assets, net of tax	103	0.44

Adjusted net earnings attributable to Nucor stockholders	$353	$1.49

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com